Exhibit 4.2

SECOND AMENDED AND RESTATED

CIGITAL, INC. STOCK INCENTIVE PLAN

1.	Purpose.

This Second Amended and Restated Cigital, Inc. Stock Incentive Plan (this “Plan”) is intended to promote the best interests of Cigital, Inc. (the “Corporation”), and its stockholders by (i) enabling the Corporation and any Parent or Subsidiary to attract and retain persons of ability as employees, directors, consultants and advisers; (ii) providing an incentive to such persons to contribute to the growth of the Corporation by affording such persons equity participation in the Corporation; and (iii) rewarding those employees, directors, consultants and advisers who contribute to the operating progress and earning power of the Corporation or any Parent or Subsidiary.

2.	Definitions.

The following terms shall have the following meanings when used herein unless the context clearly requires otherwise:

(a) “Board of Directors” means the Board of Directors of the Corporation.

(b) “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

(c) “Common Stock” means the Common Stock of the Corporation, par value $0.001 per share.

(d) “Controlling Participant” means any Eligible Person who, immediately before any Option is granted to that particular Eligible Person, directly or indirectly possesses more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

(e) “Committee” means any committee of the Board of Directors to which the Board of Directors delegates any responsibility for the implementation, interpretation or administration of this Plan.

(f) “Corporation Law” means the general corporation law of the jurisdiction of incorporation of the Corporation.

(g) “Eligible Person” means any employee or director of, or consultant or adviser to, the Corporation or any Parent or Subsidiary.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Exercise Price” means the price at which a share of Incentive Stock may be purchased by a particular Participant pursuant to the exercise of an Option.

(j) “Fair Market Value” means the value of a share of Incentive Stock as determined by the Board of Directors.

(k) “Incentive Stock” means shares of Common Stock issued pursuant to this Plan.

(l) “ISO” means an Option (or a portion thereof) intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision.

(m) “NQSO” means an Option (or a portion thereof) which is not intended to, or does not, qualify for any reason as an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision.

(n) “Option” means the right of a Participant to purchase shares of Incentive Stock in accordance with the terms of this Plan and a Stock Option Agreement between such Participant and the Corporation.

(o) “Parent” means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if, at the time of granting of an Option, each of the corporations (other than the Corporation) owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(p) “Participant” means any Eligible Person to whom an Option or Restricted Stock has been granted pursuant to this Plan and who is a party to a Stock Option Agreement or Restricted Stock Agreement, as the case may be.

(q) “Restricted Stock” means shares of Incentive Stock issued to a Participant pursuant to this Plan which are subject to certain restrictions as set forth herein and in a Restricted Stock Agreement.

(r) “Restricted Stock Agreement” means an agreement by and between a Participant and the Corporation setting forth the specific terms and conditions of a Right as well as the specific terms and conditions under which Restricted Stock may be purchased by such Participant pursuant to the exercise of such Right. Each Restricted Stock Agreement shall be subject to the provisions of this Plan (which shall be incorporated by reference therein), and shall contain such provisions as the Board of Directors of the Corporation, in its sole discretion, may authorize.

(s) “Right” means the right of a Participant to purchase shares of Restricted Stock in accordance with the terms of this Plan and the Restricted Stock Agreement(s) to which such Participant and the Corporation are parties.

(t) “Stock Option Agreement” means an agreement by and between a Participant and the Corporation setting forth the specific terms and conditions of an Option, which shall establish the specific terms and conditions under which Incentive Stock may be purchased by such Participant pursuant to the exercise of such Option. Each Stock Option

Agreement shall be subject to the provisions of this Plan (which shall be incorporated by reference therein) and shall contain such provisions as the Board of Directors, in its sole discretion, may authorize.

(u) “Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if, at the time of granting of an Option, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.	Adoption and Administration of Plan.

(a) This Plan shall become effective upon its adoption by the Board of Directors; provided, however, that the stockholders of the Corporation shall approve this Plan by an affirmative vote of stockholders holding at least a majority of the outstanding shares of stock of the Corporation entitled to vote thereon, in person, by written consent or by proxy, within twelve (12) months of the adoption of the Plan by the Board of Directors in accordance with the Corporation Law or Section 422 of the Code. No Option or Right may be exercised or shares issued unless and until the Plan is approved by the stockholders, and in the event that the stockholders of the Corporation shall not approve this Plan within such twelve (12) months, this Plan shall expire by its terms and Options or Rights previously granted shall terminate.

(b) Any Option granted pursuant to this Plan shall be granted within ten (10) years from the date that this Plan is adopted by the Board of Directors or the date that this Plan is approved by the stockholders of the Corporation, whichever is earlier.

(c) The Board of Directors shall implement, interpret (except as expressly provided in this Plan) and administer this Plan. Without limiting the powers and authority of the Board of Directors in any respect, the Board of Directors shall have authority:

(i) to construe and interpret this Plan and any Stock Option Agreement or Restricted Stock Agreement entered into hereunder;

(ii) to determine the Fair Market Value of Incentive Stock;

(iii) to select Eligible Persons to whom Options or Restricted Stock may from time to time be granted hereunder;

(iv) to determine whether any Option or any portion thereof shall be an ISO or a NQSO;

(v) to determine the number of shares of Incentive Stock to be covered by any Option and the Exercise Price applicable to any Option;

(vi) to determine the number of shares of Restricted Stock to be covered by any Restricted Stock Agreement;

(vii) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Option and to approve forms of Stock Option Agreements;

(viii) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any grant of Restricted Stock and to approve forms of Restricted Stock Agreements;

(ix) to determine whether, and under what circumstances, an Option may be settled or paid in cash or other consideration;

(x) to amend, cancel, accept the surrender of, modify or accelerate the vesting of all or any portion of an Option, including amendments or modifications that may cause an ISO to become a NQSO;

(xi) to amend, cancel, accept the surrender of, modify or terminate the restrictions on a Right or Restricted Stock set forth in any Restricted Stock Agreement;

(xii) to authorize and implement any amendment, as required by the Code or with the consent of the Participant, to any Stock Option Agreement and the terms of any Option evidenced thereby, or to any Restricted Stock Agreement and the terms of any Right evidenced thereby;

(xiii) to establish policies and procedures for the exercise of Options and the satisfaction of withholding or other obligations arising in connection therewith; and

(xiv) to establish policies and procedures for the exercise of Rights and the purchase of Restricted Stock.

Any action taken by the Board of Directors with respect to the implementation, interpretation or administration of this Plan shall be final, conclusive and binding.

(d) To the extent not prohibited by the Corporation Law or the charter or bylaws of the Corporation, the Board of Directors may delegate any or all of its responsibilities hereunder to the Committee, and all references herein or in any Stock Option Agreement or Restricted Stock Agreement to the “Board of Directors” shall, to the extent applicable, be deemed to refer to and include the Committee. Furthermore, the Board of Directors or the Committee may delegate its responsibilities to any officer or officers of the Corporation upon terms and conditions specified in such delegation subject to specified periodic review by the Board of Directors or the Committee.

4.	Total Number of Shares of Incentive Stock.

The number of shares of Incentive Stock which (i) may be issued by the Corporation under this Plan pursuant to the exercise of Options granted hereunder and (ii) may be issued by the Corporation under this Plan pursuant to the exercise of Rights granted hereunder, shall not exceed an aggregate of Thirty-One Million Eight Hundred Forty Six Thousand Three Hundred (31,846,300) shares, which amount may be increased only as provided in Section 9 hereof or by a resolution adopted by the Board of Directors and approved by the stockholders holding at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon in accordance with the Corporation Law or Section 422 of the Code within twelve (12) months after such adoption by the Board of Directors. Such shares of Incentive Stock may be issued out of the authorized and unissued or reacquired Common Stock of the Corporation. Any shares subject to an Option, Right or portion thereof which expires or is terminated unexercised (unless by virtue of the exercise of an Option or Right granted in tandem therewith) as to such shares may again be subject to an Option or Right under this Plan. To the extent there shall be any adjustment in the number of shares of Incentive Stock pursuant to the provisions of Section 9 hereof, the aforesaid aggregate number of shares which may be issued by the Corporation under this Plan shall be likewise adjusted.

5.	Grants and Awards.

(a) As soon as practicable after the Board of Directors determines to award an Option or Right, the appropriate officer or officers of the Corporation shall give notice (written, electronic or oral) to such effect to each Eligible Person designated to be awarded an Option or Right, which notice shall be accompanied by a copy or copies of the Stock Option Agreement or Restricted Stock Agreement (as applicable), if any, to be executed by such Eligible Person. The Board of Directors may delegate to the appropriate officer or officers of the Corporation the authority to prepare, execute and deliver any Stock Option Agreement or Restricted Stock Agreement evidencing any Option or Right granted under this Plan; provided, however, that any such Stock Option Agreement or Restricted Stock Agreement shall be consistent with the terms and conditions of this Plan.

(b) Upon receipt of the notice specified in Section 5(A) hereof, an Eligible Person shall have an Option or Right (as the case may be). Such Eligible Person shall nonetheless become and be a Participant only after the due execution (by written or electronic means) and delivery by such Eligible Person and the Corporation of a Stock Option Agreement or Restricted Stock Agreement (in such form and number as the officer or officers of the Corporation shall direct) by such date and time as shall be specified in such notice (unless waived by the Corporation); provided, however, that the Board of Directors may determine in any instance that an Eligible Person shall become a Participant upon such Participant’s receipt of the notice specified in Section 5(A) hereof and not require the execution and delivery of any Stock Option Agreement or Restricted Stock Agreement by any Eligible Person.

(c) For any Option intended to qualify as an ISO, in whole or in part, (i) the Eligible Person shall then be an employee of the Corporation or a Parent or Subsidiary, as provided in the Code; (ii) the term during which such Option shall be in effect shall not be greater than ten (10) years, except in the case of an Option granted to a Controlling Participant, in which case the term shall not be greater than five (5) years; (iii) the Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value on the date that such Option is granted, except in the case of an Option granted to a Controlling Participant, in which case the Exercise Price shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date that such Option is granted; (iv) such Option shall be exercisable only by the Participant during his or her lifetime and shall be nontransferable by the Participant unless the Stock Option Agreement permits such Option to be transferred by will or the laws of descent and distribution; and (v) such Option may be exercised up to ninety (90) days after the date of termination of

Participant’s employment (except for termination for cause or due to death), or for up to six (6) months if termination is due to Participant’s death.

(d) The purchase price for each share of Restricted Stock, as determined by the Board of Directors, need not be the Fair Market Value thereof, and may vary from one Participant to another. In addition, the terms and conditions on which shares of Restricted Stock may be purchased may vary from one Participant to another. In computing the purchase price of a share of Restricted Stock, the Board of Directors may take into consideration, without limitation, the restrictions on transfer or other disposition imposed in the applicable Restricted Stock Agreement.

(e) In the event that the Corporation or any Parent or Subsidiary assumes an option granted by another entity, which option is to be covered by this Plan and upon the exercise of which shares of Incentive Stock are to be issued, the terms and conditions of such option shall remain unchanged (except the exercise price and the number and nature of shares issuable upon exercise thereof, which shall be adjusted appropriately in accordance with the Code, and references to such other entity, which shall be deemed to refer to the Corporation). In the event that the Board of Directors elects to grant an Option or Right under this Plan to replace an option or right granted by another entity (rather than assume such option or right), the holder of such option shall be eligible to receive such replacement Option or Right, which may be granted with a similarly-adjusted Exercise Price.

6.	Exercise and Termination of Options and Rights.

(a) Unless the applicable Stock Option Agreement provides otherwise, any Option granted pursuant to this Plan to any employee of the Corporation or any Parent or Subsidiary shall cease vesting upon the termination of such employee’s employment with such entity. An Option of a Participant may be exercised during the period such Option is in effect and as set forth herein and in the Stock Option Agreement, and only if compliance with all applicable federal and state securities laws can be effected. An Option may be exercised only by (i) the Participant’s completion, execution and delivery to the Corporation of a notice (written or electronic) of such Participant’s exercise of such Option and an “investment letter” (if required by the Corporation) as supplied by the Corporation and (ii) the payment to the Corporation of the aggregate Exercise Price, in accordance with Section 6(C) hereof and the Stock Option Agreement, for the shares of Incentive Stock to be purchased pursuant to such exercise (as shall be specified by such Participant in such notice). Except as otherwise specifically provided by a duly executed Stock Option Agreement or unless waived by the Board of Directors, an Option or any of the rights thereunder may be exercised by such Participant only, and may not be transferred or assigned, voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, descent and distribution and succession).

(b) A Right of a Participant may be exercised during the period such Right is in effect and as set forth herein and in the Restricted Stock Agreement, and only if compliance with all applicable federal and state securities laws can be effected. A Right may be exercised only by the Participant’s completion, execution and delivery to the Corporation of a notice (written or electronic) of such Participant’s exercise of such Right (if such exercise is not simultaneous with the execution of the applicable Restricted Stock Agreement) and an

“investment letter” (in each case if required by the Corporation) as supplied by the Corporation. Except as otherwise specifically provided by a duly executed Restricted Stock Agreement or unless waived by the Board of Directors, a Right or any of the rights thereunder may be exercised by such Participant only, and may not be transferred or assigned, voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, descent and distribution and succession).

(c) Payment by each Participant for the shares of Incentive Stock or Restricted Stock purchased hereunder upon the exercise of an Option or a Right shall be made in accordance with the terms of the applicable Stock Option Agreement or Restricted Stock Agreement executed by such Participant.

(d) The Board of Directors at any time or from time to time may offer to buy out for a payment in cash or Incentive Stock all or a portion of an outstanding Option held by a Participant, based on such terms and conditions as the Board of Directors shall establish and communicate to the Participant at the time that such offer is made. The Board of Directors may provide for the surrender of all or any portion of an Option in satisfaction of specified obligations of a Participant, including tax withholding obligations.

(e) As a condition to the exercise of any Option (for non-cash consideration), the Corporation shall have the right to require that the Participant (or the recipient of any shares of Incentive Stock or non-cash consideration) remit to the Corporation or any Parent or Subsidiary an amount calculated by the Corporation to be sufficient to satisfy applicable federal, state, foreign or local withholding tax requirements prior to the delivery of any stock certificate evidencing shares of Incentive Stock or other form of non-cash consideration; in lieu thereof, the Participant may satisfy applicable withholding tax requirements by electing to have the Corporation withhold from the Incentive Stock issuable upon exercise of an Option a number of whole shares having a Fair Market Value (determined on the date that the amount of tax to be withheld is to be fixed) at least equal to the aggregate amount required to be withheld. Whenever any payments are to be made in cash, the Corporation shall be entitled, in its sole discretion, to deduct from such payment such amount calculated by the Corporation to be sufficient to satisfy applicable federal, state, foreign or local withholding tax requirements thereon.

7.	Costs and Expenses.

All costs and expenses with respect to the adoption, implementation, interpretation and administration of this Plan shall be borne by the Corporation; provided, however, that, except as otherwise specifically provided in this Plan or the applicable Stock Option Agreement or Restricted Stock Agreement between the Corporation and a Participant, the Corporation shall not be obligated to pay any costs or expenses (including legal fees) incurred by any Participant in connection with any Stock Option Agreement, Restricted Stock Agreement, this Plan or any Option, Right, Restricted Stock or Incentive Stock held by any Participant.

8.	No Prior Right of Award.

Nothing in this Plan shall be deemed to give any director, officer or employee of, or advisor or consultant to, the Corporation or any Parent or Subsidiary, or such person’s legal representatives or assigns, or any other person or entity claiming under or through such person, any contract or other right to participate in the benefits of this Plan. Nothing in this Plan shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Corporation or any Parent or Subsidiary shall continue to employ, retain or engage any person (whether or not a Participant). This Plan shall not affect in any way the right of the Corporation and any Parent or Subsidiary to terminate the employment or engagement of any person (whether or not a Participant) at any time and for any reason whatsoever and to remove any person (whether or not a Participant) from any position as a director or officer. No change of a Participant’s duties as an employee of the Corporation or any Parent or Subsidiary shall result in a modification of the terms of any rights of such Participant under this Plan or any Stock Option Agreement or Restricted Stock Agreement executed by such Participant.

9.	Changes in Capital Structure.

Subject to any required action by the stockholders of the Corporation and the provisions of the Corporation Law, the number of shares of:

(i) Incentive Stock represented by the unexercised portion of an Option or Right; and

(ii) Incentive Stock which has been authorized or reserved for issuance hereunder (whether such shares are unissued, reacquired or subject to an Option or Right that expired, was cancelled, surrendered or terminated unexercised as to such shares), as well as the Exercise Price under the unexercised portion of an Option and the purchase price of a share of Restricted Stock represented by the unexercised portion of a Right, shall be proportionately adjusted for (a) each stock split, reverse split, stock dividend, division, combination, recapitalization or reclassification of any of the shares of Common Stock of the Corporation and (b) each dividend declared by the Board of Directors and payable in shares of Common Stock of the Corporation.

10.	Plan History; Amendment or Termination of Plan.

Except as otherwise provided herein or as required by law, this Plan may be amended or terminated in whole or in part by the Board of Directors (in its sole discretion), but no such action shall adversely affect or alter any right or obligation with respect to any Option, Right, Stock Option Agreement or Restricted Stock Agreement then in effect, except to the extent that any such action shall be required or desirable (in the opinion of the Corporation or its counsel) so that any Option intended to qualify as an ISO complies with the Code or any rule or regulation promulgated or proposed thereunder. This Plan was originally adopted in 2005. The Plan subsequently was amended in 2009. Effective April 7 2016, the Plan is amended and restated, subject to approval by the stockholders of the Corporation, such that it is effective for one (1) year from December 31, 2015 (such anniversary, the “Restatement Termination Date”). The Plan shall terminate on the Restatement Termination Date.

11.	Voting.

The Common Stock received upon the exercise of any Option or the purchase of Restricted Stock shall have equal voting rights as other outstanding shares of Common Stock on all matters where such vote is permitted by applicable law.

12.	Burden and Benefit.

The terms and provisions of this Plan shall be binding upon, and shall inure to the benefit of, each Participant and such Participant’s executors and administrators, estate, heirs and personal and legal representatives.

13.	Headings.

The headings and other captions contained in this Plan are for convenience of reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Plan.

14.	Interpretation.

Notwithstanding any provision of this Plan or any provision of any Stock Option Agreement evidencing an Option that is intended, in whole or in part, to qualify as an ISO, this Plan and each such Stock Option Agreement are intended to comply with all requirements for qualification under the Code and with any rule or regulation promulgated or proposed thereunder, and shall be interpreted and construed in a manner which is consistent with this Plan and each such Stock Option Agreement being so qualified.

15.	Governing Law.

This Plan shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware (other than provisions thereof relating to conflicts of law and choice of law), except to the extent that such law is preempted by Federal law.

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